CONTACT:	Julie Lorigan
Vice President, Investor Relations
(781) 741-7775

Margery B. Myers
Vice President, Corporate Communications and Public Relations
(781) 741-4019

Cara O’Brien - Investor/Media Relations
Financial Dynamics
(212) 850-5600

TALBOTS REPORTS SECOND QUARTER EARNINGS
PER SHARE OF $0.34, VERSUS $0.32 REPORTED LAST YEAR

        Hingham, MA, August 18, 2004 – The Talbots, Inc. (NYSE: TLB) today announced results for the second quarter ended July 31, 2004. Net income was $19.4 million compared to $18.5 million last year. Earnings per diluted share for the quarter were $0.34 compared to $0.32 reported in the same period last year. Total Company net sales increased 5% to $409.4 million from $389.6 million last year. Retail store sales were $354.9 million, a 5% increase from $339.4 million reported in the second quarter last year. Included in retail sales was an increase of 0.3% in comparable store sales. Catalog sales increased 9% to $54.5 million versus $50.2 million for the fiscal quarter last year.

        For the six-month period, net income was $52.8 million versus $47.9 million last year. Earnings per diluted share were $0.92, an 11% increase from the $0.83 reported for the same period last year. Total Company net sales increased 6% to $828.4 million from $784.6 million in the first half last year. Retail store sales were $708.3 million, 6% above the $668.6 million in the same period last year. Included in retail store sales was an increase of 1.0% in comparable store sales. Catalog sales increased 4% to $120.1 million, compared to $116.0 million reported in the six-month period last year.

(continued)

Earnings Release

        Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “We achieved second quarter earnings per diluted share of $0.34, compared to the $0.32 reported in the same period last year. As previously announced, these results include a $3.4 million or approximately $0.06 per share income tax benefit from a positive resolution with the Joint Committee on Taxation during late July of certain prior years’ income tax issues.”

        Mr. Zetcher continued, “Looking at the total first half, we achieved growth in comparable store sales and earnings, even excluding the tax benefit of $0.06 per share. Regular-price selling throughout the spring season in our core women’s businesses remained healthy and contributed to our total first half earnings per share growth of 11% to $0.92 per share. This compares to last year’s $0.83 per share performance.”

        “Regarding our store expansion plan, we opened eight new stores during the quarter, bringing the total number of stores to 1,003 at the end of the period. We remain on track to open a net of 49 stores in the second half and expect to operate approximately 1,052 stores by the end of fiscal 2004.”

        “Looking ahead, the early response to our fall merchandise assortments continues to be favorable and we believe we are well-positioned for a healthy selling season, especially given our increased inventory levels. To support our product, we have developed an extensive marketing program from September through December. Our plans include national network and cable television advertising and a variety of magazine and newspaper print ads targeted at both our core customer and less frequent customer. These efforts are in addition to several other marketing initiatives, including direct mail, in-store events and various customer outreach programs.”

        “In closing, for the second half of the year, we continue to target a 10% growth in earnings per share compared to last year. We are pleased with our new merchandise assortments and are looking forward to our stores being fully set after Labor Day, the true start of the fall selling season,” concluded Mr. Zetcher.

(continued)

Earnings Release

        The Company also announced yesterday that its Board of Directors approved an additional common stock repurchase program to acquire up to $50 million of its outstanding common stock from time to time over a two-year period.

        As previously announced, Talbots will host a conference call today, August 18, 2004 at 10:00 a.m. eastern time to discuss second quarter results. To listen to the live Webcast please log on to http://www.talbots.com/about/investor.asp. The call will be archived on its web site www.talbots.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until August 20, 2004. This call may be accessed by dialing (877) 519-4471.

        Talbots is a leading national specialty retailer and cataloger of women’s, children’s and men’s classic apparel, shoes and accessories. The Company operates 1,011 stores – 506 Talbots Misses stores, including 20 Talbots Misses stores in Canada and five Talbots Misses stores in the United Kingdom; 276 Talbots Petites stores, including three Talbots Petites stores in Canada; 40 Talbots Accessories & Shoes stores; 68 Talbots Kids stores; 87 Talbots Woman stores, including two Talbots Woman stores in Canada; nine Talbots Mens stores; one Talbots Collection store; and 24 Talbots Outlet stores. Its catalog operation currently expects to circulate approximately 45 million catalogs worldwide in fiscal 2004. Talbots on-line shopping site is located at www.talbots.com.

(Tables to Follow)

Earnings Release

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The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. The statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “target,” “may,” “will,” or similar statements or variations of such terms. All of our “outlook” information (including future revenues, comparable sales, earnings and EPS, and other future financial performance or operating measures) constitutes forward-looking information. The specialty apparel retail business is an evolving and highly competitive marketplace. Our forward-looking statements are based on our current expectations, assumptions, estimates and projections about our Company including our current expectations, assumptions, estimates and projections concerning projected store traffic, level of store sales including regular price selling and markdown selling, and customer preferences. Our forward looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including effectiveness of the Company’s brand awareness and marketing programs, effectiveness and profitability of new concepts including the Mens concept, effectiveness of its e-commerce site, acceptance of Talbots fashions including its transitional and fall 2004 fashions, the Company’s ability to anticipate and successfully respond to changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns, retail economic conditions including consumer spending, consumer confidence and a continued uncertain economy, and the impact of a continued promotional retail environment. In each case, actual results may differ materially from such forward-looking information. Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s Current Report on Form 8-K dated October 30, 1996 filed with the Securities and Exchange Commission (a copy of which may also be obtained from the Company at 781-741-4500) as well as other periodic reports filed by the Company with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations”, and you are urged to carefully consider all such factors. In light of the substantial uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a guarantee or representation that such forward-looking matters will in fact be achieved. The Company assumes no obligation for updating, or revising any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors or information affecting such forward-looking statements.

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THE TALBOTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (Dollar amounts in thousands except per share data) (Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended

	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003

Net Sales	$409,385	$389,624	$828,369	$784,615

Costs and Expenses:
Cost of sales, buying and occupancy	270,619	253,179	509,890	483,370
Selling, general and administrative	112,733	106,250	238,738	223,304

Operating Income	26,033	30,195	79,741	77,941

Interest:
Interest expense	493	636	977	1,383
Interest income	164	71	286	112

Interest Expense - net	329	565	691	1,271

Income Before Taxes	25,704	29,630	79,050	76,670

Income Taxes	6,288	11,111	26,293	28,751

Net Income	$19,416	$18,519	$52,757	$47,919

Net Income Per Share:

Basic	$0.35	$0.33	$0.94	$0.85

Diluted	$0.34	$0.32	$0.92	$0.83

Weighted Average Number of Shares of Common
Stock Outstanding (in thousands):

Basic	55,581	56,390	55,977	56,693

Diluted	57,034	57,746	57,463	57,916

Cash Dividends Per Share	$0.11	$0.10	$0.21	$0.19

THE TALBOTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	July 31, 2004 (unaudited)	January 31, 2004 (audited)	August 2, 2003 (unaudited)

Cash and cash equivalents	$90,160	$85,655	$50,708
Customer accounts receivable -net	173,398	182,686	169,460
Merchandise inventories	203,223	170,447	166,865
Other current assets	72,797	57,366	61,618

Total current assets	539,578	496,154	448,651

Property and equipment - net	337,057	337,417	324,071
Goodwill -net	35,513	35,513	35,513
Trademarks - net	75,884	75,884	75,884
Other assets	15,319	13,424	11,655

TOTAL ASSETS	$1,003,351	$958,392	$895,774

Accounts payable	$59,820	$50,058	$46,103
Income taxes payable	35,059	15,043	27,596
Accrued liabilities	93,903	101,041	83,889

Total current liabilities	188,782	166,142	157,588

Long-term debt	100,000	100,000	100,000
Deferred rent under lease commitments	25,085	23,897	22,161
Deferred income taxes	16,929	10,540	3,446
Other liabilities	51,081	41,687	40,141
Stockholders’ equity	621,474	616,126	572,438

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,003,351	$958,392	$895,774

THE TALBOTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)
	Twenty-Six Weeks Ended

	July 31, 2004	August 2, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$52,757	$47,919
Depreciation and amortization	34,624	31,603
Deferred and other items	20,594	9,424
Changes in:
Customer accounts receivable	9,293	11,776
Merchandise inventory	(32,753)	8,627
Accounts payable	9,754	(2,266)
Income taxes payable	20,018	16,004
All other working capital	(22,695)	(10,411)

	91,592	112,676

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(34,862)	(42,300)
Proceeds from disposal of property and equipment	--	707

	(34,862)	(41,593)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from options exercised	6,942	2,633
Cash dividends	(11,837)	(10,807)
Purchase of treasury stock	(47,303)	(38,024)

	(52,198)	(46,198)

EFFECT OF EXCHANGE RATES ON CASH	(27)	257

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,505	25,142

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	85,655	25,566

CASH AND CASH EQUIVALENTS, END OF PERIOD	$90,160	$50,708